EXHIBIT 10.47

EXECUTIVE SEVERANCE AGREEMENT
By this Executive Severance Agreement dated March 24, 2016 (“Agreement”), Sears Holdings Corporation and its affiliates and subsidiaries (“Sears”), and Stephan H. Zoll (“Executive”), intending to be legally bound, and for good and valuable consideration, agree as follows:
1.    Effect of Severance.
(a)        Severance Benefits. If Executive is involuntarily terminated without “Cause” or Executive voluntarily terminates Executive’s employment for “Good Reason” (as such terms are defined in Section 2 below), Executive shall be entitled to the benefits described in subsection (i), (ii) and (iii) below (collectively referred to herein as “Severance Benefits”). Executive shall not be entitled to the Severance Benefits if Executive’s employment terminates for any other reason, including due to death or “Disability” (as defined in Section 2 below). Executive shall also not be entitled to Severance Benefits if Executive does not meet all of the other requirements under this Agreement, including under subsection 4(g).
i.        Continuation of Salary.
1.    Sears or the appropriate “Sears Affiliate” (as defined in Section 2 below) shall pay Executive cash severance equal to twelve (12) months of pay at Executive’s annual base salary rate as of the date Executive’s employment terminates (“Date of Termination”) plus an amount equal to his annual target incentive opportunity under the Annual Incentive Plan for the fiscal year in which his Date of Termination occurs. Subject to subsection (a)(i)(2) below, payment of such amount (“Salary Continuation”) shall commence on Executive’s “Separation from Service” (as defined in Section 2 below) and shall be paid in substantially equal installments on each regular salary payroll date for a period of twelve (12) months following Date of Termination (“Salary Continuation Period”), except as otherwise provided in this Agreement.
In addition, if the Date of Termination is prior to the third anniversary of Executive’s start date, then, in addition to the Salary Continuation, Sears or the appropriate Sears Affiliate will pay Executive an amount equal to any unpaid amount of the Special Cash Award set forth in his Offer Letter. In such event, such amount will be subject to all of the terms and conditions in this Agreement applicable to Salary Continuation, including that payment is conditioned on providing and not revoking the release referenced in and in accordance with section 4(g), and the forfeiture provision stated in subparagraph (3), below, except that payment will be made within forty-five (45) days of his Date of Termination
Notwithstanding the foregoing, the Sears or Sears Affiliate obligation to pay Salary Continuation under this subsection (a)(i)(1) shall be reduced on a dollar-for-dollar basis (but not below zero), by the amount, if any, of fees, salary or wages that Executive earns from a subsequent employer (including those arising from self-employment) during the Salary Continuation Period. For avoidance of doubt, Executive shall not be obligated to seek affirmatively or accept an employment, contractor, consulting or other arrangement in order to mitigate Salary Continuation. Further, to the extent Executive does not execute and timely submit the General Release and Waiver (in accordance with subsection 4(g) below) by the deadline specified therein, Salary Continuation payments shall terminate and forever lapse, and Executive shall be required to reimburse Sears for any portion of the Salary Continuation paid during the Salary Continuation Period.
2.    Notwithstanding anything in this subsection (a)(i) to the contrary, if the Salary Continuation payable to Executive in accordance with subsection (a)(i)(1) above during the first six (6) months after Executive’s Separation from Service would exceed the “Section 409A Threshold” and if as of the date of the Separation from Service Executive is a “Specified Employee” (as such terms are defined in Section 2 below), then, payment shall be made to Executive on each regular salary payroll date during the first six (6) months of the Salary Continuation Period until the aggregate amount received equals the Section 409A Threshold. Any portion of the Salary Continuation in excess of the Section 409A Threshold that would otherwise be paid during such first six (6) months or any portion of the Salary Continuation that is otherwise subject to Section 409A, shall instead be paid to Executive in a lump sum payment on the date that is six (6) months and one (1) day after the date of Executive’s Separation from Service. No interest shall accrue or be paid with respect to any such deferred amounts.
3.    All Salary Continuation payments (described under this subsection (a)(i)) will terminate and forever lapse if Executive is employed by a “Sears Competitor” or “Sears Vendor” (as such terms are defined in subsection 4(c)(ii) and 4(d)(ii) herein, respectively) during the Salary Continuation Period or in the event of Executive’s breach (in accordance with Section 10 below), and Executive shall be required to reimburse Sears for any portion of the Salary Continuation paid during the Salary Continuation Period.

ii.        Continuation of Benefits.
1.    During the Salary Continuation Period, Executive will be entitled to participate in all benefit plans and programs (except as specified in this subsection (a)(ii)), as an active associate, in which Executive was eligible to participate on the Date of Termination (subject to the terms and conditions and continued availability of such plans and programs); provided, however, that Executive will not be eligible to participate in the long-term disability plan (as of the 15th day following the Date of Termination), health care flexible spending account (except on an after-tax basis and only through the earlier of the end of Salary Continuation Period or the calendar year in which the Separation from

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Service occurs), Sears paid life insurance and the Sears Holdings 401(k) Savings Plan (or any other defined contribution plan sponsored by Sears or a Sears Affiliate) during the Salary Continuation Period. Executive and Executive’s eligible dependents shall be entitled to continue to participate, as active participants, in Sears medical and dental plans (subject to the terms and conditions and continued availability of such plans) during the Salary Continuation Period.
2.    If Executive does not timely execute and submit the General Release and Waiver (in accordance with subsection 4(g) herein) by the deadline specified therein, Executive shall be required to reimburse Sears for the portion of the cost for the benefits referred to under subsection (a)(ii)(1) immediately above paid by Sears during the Salary Continuation Period, and Executive shall instead be eligible for COBRA continuation coverage under the Sears medical and dental plans as of Executive’s Date of Termination.
3.    Subject to subsection (a)(ii)(4) immediately below, in the event Executive provides services to another employer and is covered by such employer’s health benefits plan or program, the medical and dental benefits provided by Sears hereunder shall be secondary to such employer’s health benefits plan or program in accordance with the terms of the Sears health benefit plans.
4.    All of the benefits described in this subsection (a)(ii) will terminate and forever lapse if Executive is employed by a Sears Competitor or Sears Vendor during the Salary Continuation Period or in the event of Executive’s breach (in accordance with Section 10 below), and Executive shall be required to reimburse Sears for any portion of the cost for the benefits referred to under subsection (a)(ii)(1) immediately above paid by Sears during the Salary Continuation Period, and Executive shall instead be eligible for COBRA continuation coverage under the Sears medical and dental plans as of Executive’s Severance from Service date.
iii.        Outplacement. As of Executive’s Separation from Service, Executive will be immediately eligible for reasonable outplacement services at the expense of Sears or the appropriate Sears Affiliate. Sears and Executive will mutually agree on which outplacement firm, among current vendors used by Sears, will provide these services. Such services will be provided for up to twelve (12) months from the Separation from Service or until employment is obtained, whichever occurs first. Outplacement benefits described in this subsection (a)(iii) will terminate and forever lapse if Executive is employed by a Sears Competitor or Sears Vendor or in the event of Executive’s breach (in accordance with Section 10 below).

iv.        Other. Notwithstanding the foregoing and anything herein to the contrary, in the event of Executive’s death during the Salary Continuation Period, any unpaid portion of the Salary Continuation payable in accordance with subsection (a)(i) above shall be paid in a lump sum, within sixty (60) days of

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death (and no later than amounts would have been paid absent death), to Executive’s estate, and any eligible dependents who are covered dependents as of the date of death shall incur a qualifying event under COBRA as a result of such death.
(b)        Impact of Termination on Certain Other Plans/Programs.
i.    Annual Incentive Plan. Upon Executive’s Date of Termination, Executive’s entitlement to any award under the applicable annual incentive plan (“AIP”) sponsored by Sears, shall be determined in accordance with the terms and conditions of the AIP document regarding termination of employment.

ii.    Long-Term Incentive Program(s). Upon Executive’s Date of Termination, Executive’s entitlement to any award granted to Executive under a long-term incentive program (“LTIP”) sponsored by Sears, shall be determined in accordance with the terms and conditions of the award letter and the LTIP document regarding termination of employment.

iii.    Stock Plan. Upon Executive’s Date of Termination, Executive’s entitlement to any unvested options, restricted stock or other equity award granted to Executive under a stock plan sponsored by Sears shall be determined in accordance with the terms and conditions of the applicable award agreement and the stock plan document regarding termination of employment.

(c)        Post-Termination Forfeiture of Severance Benefits. If Sears determines within 12 months after Executive’s Date of Termination that Executive engaged in activity during employment with Sears that Sears determines constituted Cause, Executive shall immediately cease to be eligible for Severance Benefits and shall be required to reimburse Sears for any portion of the Salary Continuation and, if applicable, the additional amount equal to the Special Cash Award, paid to Executive and for the cost of other Severance Benefits received by Executive during the Salary Continuation Period.
2.        Definitions. For purposes of this Agreement, each capitalized term in this Agreement is either defined in the section, exhibit or appendix in which it first appears or in this Section 2. The following capitalized terms shall have the definitions as set forth below:
(a)        “Cause” shall mean (i) a material breach by Executive (other than a breach resulting from Executive’s incapacity due to a Disability) of Executive’s duties and responsibilities which breach is demonstrably willful and deliberate on Executive’s part, is committed in bad faith or without reasonable belief that such breach is in the best interests of Sears or the Sears Affiliates and is not remedied in a reasonable period of time after receipt of written notice from Sears specifying such breach; (ii) the commission by Executive of a felony; or (iii) willful misconduct in connection with Executive’s employment.
(b)             “Change in Control” shall mean:

i.	Any one person, or more than one person acting as a group, acquires ownership of stock of the corporation that operates the

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Business such that the acquired stock, together with stock already held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of such corporation.

ii.
    A majority of members of the board of directors of the corporation that operates the Business is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of such corporation's board of directors before the date of the appointment or election.

iii.
    Any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets used to operate the Business that have a total gross fair market value equal to or more than forty percent (40%) of the total gross fair market value of all of the assets used to operate the Business.

(c)        “Disability” shall mean disability as defined under the Sears long-term disability plan (regardless of whether the Executive is a participant under such plan).
(d)        “Good Reason” shall mean, without Executive’s written consent, (i) a reduction of more than ten percent (10%) in the sum of Executive’s annual base salary and target AIP bonus from those in effect as of the date of this Agreement; (ii) Executive’s mandatory relocation to an office more than fifty (50) miles from the Sears headquarters in Hoffman Estates, Illinois; or (iii) any other action or inaction that constitutes a material breach of the terms of this Agreement, including failure of a successor company to assume or fulfill the obligations under this Agreement.  In each case, Executive must provide Sears with written notice of the facts giving rise to a claim that “Good Reason” exists for purposes of this Agreement, within thirty (30) days of the initial existence of such Good Reason event, and Sears shall have a right to remedy such event within sixty (60) days after receipt of Executive’s written notice  (“the sixty (60) day period”). If Sears remedies the Good Reason event within the sixty (60) day period, the Good Reason event (and Executive's right to receive any benefit under this Agreement on account of termination of employment for Good Reason) shall cease to exist. If Sears does not remedy the Good Reason event within the sixty (60) day period, and Executive does not incur a termination of employment within thirty (30) days following the earlier of: (y) the date Sears notifies Executive that it does not intend to remedy the Good Reason or does not agree that there has been a Good Reason event, or (z) the expiration of the sixty (60) day period, the Good Reason event (or any claim of Good Reason) shall cease to exist.  Notwithstanding the foregoing, if Executive fails to provide written notice to Sears of the facts giving rise to a claim of Good Reason within thirty (30) days of the initial existence of such Good Reason event, the Good Reason event (and Executive's right to receive any benefit under this Agreement on account of termination of employment for Good Reason) shall cease to exist as of the thirty-first (31st) day following the later of its occurrence or Executive’s knowledge thereof.

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(e)        “Sears Affiliate” shall mean any person with whom Sears is considered to be a single employer under Code Section 414 (b) and all persons with whom Sears would be considered a single employer under Code Section 414 (c), substituting “50%” for the “80%” standard that would otherwise apply.
(f)        “Section 409A Threshold” shall mean an amount equal to two times the lesser of (i) Executive's base salary for services provided to Sears and any Sears Affiliate as an employee for the calendar year preceding the calendar year in which Executive has a Separation from Service; or (ii) the maximum amount that may be taken into account under a qualified plan in accordance with Code Section 401(a)(17) for the calendar year in which the Executive has a Separation from Service. In all events, this amount shall be limited to the amount specified under Treasury Regulation Section 1.409A-1(b)(9)(iii)(A) or any successor thereto.
(g)        “Separation from Service” shall mean a “separation from service” with Sears (including any Sears Affiliate) within the meaning of Code Section 409A (and regulations issued thereunder). Notwithstanding anything herein to the contrary, the fact that Executive is treated as having incurred a Separation from Service under Code Section 409A and the terms of this Agreement shall not be determinative, or in any way affect the analysis, of whether Executive has retired, terminated employment, separated from service, incurred a severance from employment or become entitled to a distribution, under the terms of any retirement plan (including pension plans and 401(k) savings plans) maintained by Sears (including by a Sears Affiliate).
(h)        “Specified Employee” shall mean a “specified employee” under Code Section 409A (and regulations issued thereunder).
3.        Intellectual Property Rights. Executive acknowledges that Executive’s development, work or research on any and all inventions or expressions of ideas, that may or may not be eligible for patent, copyright, trademark or trade secret protection, hereafter made or conceived solely or jointly within the scope of employment at Sears or any Sears Affiliate, provided such invention or expression of an idea relates to the business of Sears or any Sears Affiliate, or relates to actual or demonstrably anticipated research or development of Sears or any Sears Affiliate, or results from any work performed by Executive for or on behalf of Sears or any Sears Affiliate, are hereby assigned to Sears, including Executive’s entire rights, title and interest. Executive will promptly disclose such invention or expression of an idea to Executive’s management and will, upon request, promptly execute a specific written assignment of title to Sears. If Executive currently holds any inventions or expressions of an idea, regardless of whether they were published or filed with the U.S. Patent and Trademark Office or the U.S. Copyright Office, or is under contract to not so assign, Executive will list them on the last page of this Agreement.
4.        Protective Covenants. Executive acknowledges that this Agreement provides for additional consideration beyond employment itself and beyond what Sears or any Sears Affiliate is otherwise obligated to provide. In consideration of the opportunity for the Severance Benefits, and other good and valuable consideration, including such consideration as set forth in the offer letter presented to Executive (and executed by Executive and Sears), Executive agrees to the following:

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(a)        Non-Disclosure of Sears Confidential Information. Executive acknowledges and agrees to be bound by the following, whether or not Executive receives any Severance Benefits under this Agreement:
i.        Non-Disclosure.
1.Executive will not, during the term of Executive’s employment with Sears or any Sears Affiliate or thereafter, and other than in the performance of his duties and obligations during his employment with Sears or as required by law or legal process, and except as Sears may otherwise consent or direct in writing, reveal or disclose, sell, use, lecture upon or publish any “Sears Confidential Information” (as defined in subsection 4(a)(ii) below) until such time as the information becomes publicly known other than as a result of its disclosure, directly or indirectly, by Executive; and
2.    Executive understands that if Executive possesses any proprietary information of another person or company as a result of prior employment or otherwise, Sears expects and requires that Executive will honor any and all legal obligations that Executive has to that person or company with respect to proprietary information, and Executive will refrain from any unauthorized use or disclosure of such information.
ii.        Sears Confidential Information. For purposes of this Agreement, “Sears Confidential Information” means trade secrets and non-public information which Sears or any Sears Affiliate designates as being confidential or which, under the circumstances, should be treated as confidential, including, without limitation, any information received in confidence or developed by Sears or any Sears Affiliate, its long and short term goals, vendor and supply agreements, databases, methods, programs, techniques, business information, financial information, marketing and business plans, proprietary software, personnel information and files, client information, pricing, and other information relating to the business of Sears or any Sears Affiliate that is not known generally to the public or in the industry.
iii.        Return of Sears Property. All documents and other property that relate to the business of Sears or any Sears Affiliate are the exclusive property of Sears, even if Executive authored or created them. Executive agrees to return all such documents and tangible property to Sears upon termination of employment or at such earlier time as Sears may request Executive to do so.
iv.        Conflict of Interest. During Executive’s employment with Sears or any Sears Affiliate and during any Salary Continuation Period, except as may be approved in writing by Sears, neither Executive nor members of Executive’s immediate family (which shall refer to Executive, any spouse or any child) will have financial investments or other interests or relationships with Sears’ or any Sears Affiliate’s customers, suppliers or competitors which might impair Executive’s independence of judgment on behalf of the Company. Also during Executive’s employment with Sears or any Sears Affiliate and during any

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Salary Continuation Period, Executive agrees further not to engage in any activity in competition with Sears or any Sears Affiliate and will avoid any outside activity that could adversely affect the independence and objectivity of Executive’s judgment, interfere with the timely and effective performance of Executive’s duties and responsibilities to Sears or any Sears Affiliate, discredit Sears or any Sears Affiliate or otherwise conflict with the best interests of Sears or any Sears Affiliate.
(b)        Non-Solicitation of Employees. During Executive’s employment with Sears or any Sears Affiliate and for twelve (12) months following Executive’s Date of Termination, whether or not Executive receives any Severance Benefits under this Agreement, Executive will not, directly or indirectly, solicit or encourage any person to leave her/his employment with Sears or any Sears Affiliate or assist in any way with the hiring of any Sears or any Sears Affiliate employee by any future employer or other entity.
(c)        Non-Competition. Executive acknowledges that as a result of Executive’s position at Sears or any Sears Affiliate, Executive has learned or developed, or will learn or develop, Sears Confidential Information and that use or disclosure of Sears Confidential Information is likely to occur if Executive were to render advice or services to any Sears Competitor.
i.        Therefore, for twelve (12) months following Executive’s Date of Termination, whether or not Executive receives any Severance Benefits under this Agreement, Executive will not, directly or indirectly, aid, assist, participate in, consult with, render services for, accept a position with, become employed by, or otherwise enter into any relationship with (other than having a passive ownership interest in or being a customer of) any Sears Competitor.
ii.        For purposes of this Agreement, “Sears Competitor” means:
1.    Those companies listed on Appendix A, each of which Executive acknowledges is a Sears Competitor, whether or not it falls within the categories in subsection (ii)(2) immediately below, and further acknowledges that this is not an exclusive list of Sears Competitors and is not intended to limit the generality of subsection (ii)(2) immediately below; and
2.    Any party (A) engaged in any retail business (whether in a department store, specialty store, discount store, direct marketing, or electronic commerce or other business format), that consists of selling furniture, appliances, electronics, hardware, lawn/garden, auto parts, food/consumables, toys, seasonal, fitness/sporting goods, apparel and/or pharmacy products, or providing home improvement, product repair and/or home services, with combined annual revenue in excess of $1 billion, or (B) a party engaged in any other line of business, in which Sears (including any Sears Affiliate) has commenced business prior to the end of Executive’s employment, having annual gross sales in that line of business in excess of $100 million.

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iii.        Executive acknowledges that Sears shall have the right to propose modifications to Appendix A periodically to include (1) emergent Competitors in Sears existing lines of business and (2) Competitors in lines of business that are new for Sears, in each case, with the prior written consent of Executive, which consent shall not be unreasonably withheld.
iv.        Executive further acknowledges that Sears (or Sears Affiliates) does business throughout the United States, Puerto Rico, U.S. Virgin Islands, Guam and Canada and that this non-compete provision applies in any state or province (as applicable) of the United States, Puerto Rico, U.S. Virgin Islands, Guam and Canada, in which Sears does business. This non-compete provision will not apply outside of the United States, Puerto Rico, U.S. Virgin Islands, Guam and Canada.
(d)        Restriction on Post-Employment Affiliation with Sears Vendors. Executive acknowledges that as a result of Executive’s position at Sears or any Sears Affiliate, Executive has learned or developed, or will learn or develop, Sears Confidential Information and that use or disclosure of Sears Confidential Information is likely to occur if Executive were to render advice or services to any “Sears Vendor” (as defined herein).
i.    Therefore, for twelve (12) months from Executive’s Date of Termination, whether or not Executive receives any Severance Benefits under this Agreement, Executive will not, directly or indirectly, aid, assist, participate in, consult with, render services for, accept a position with, become employed by, or otherwise enter into any relationship with (other than having a passive ownership interest in or being a customer of) any Sears Vendor.
ii.    For purposes of this Agreement, “Sears Vendor” means, the vendors, if any, listed in Appendix A as well as any vendor with combined annual gross sales of services or merchandise to Sears in excess of $200 million.
(e)        Compliance with Protective Covenants. Executive will provide Sears with such information as Sears may from time to time reasonably request to determine Executive’s compliance with this Section 4. Executive authorizes Sears to contact Executive’s future employers and other entities with which Executive has any business relationship to determine Executive’s compliance with this Agreement or to communicate the contents of this Agreement to such employers and entities. Executive releases Sears, Sears Affiliates, their agents and employees, from all liability for any damage arising from any such contacts or communications.
(f)        Necessity and Reasonableness. Executive agrees that the restrictions set forth herein are necessary to prevent the use and disclosure of Sears Confidential Information and to otherwise protect the legitimate business interests of Sears and Sears Affiliates. Executive further agrees and acknowledges that the provisions of this Agreement are reasonable.
(g)        General Release and Waiver. Upon Executive’s Date of Termination (whether initiated by Sears or Executive in accordance with subsection 1(a) above) potentially entitling Executive to Severance Benefits, Executive will execute a binding general release and waiver of claims in a form to be provided by Sears (“General

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Release and Waiver”), which is incorporated by reference under this Agreement. This General Release and Waiver will be in a form substantially similar to the attached sample. If the General Release and Waiver is not signed within the time required by the waiver or is signed but subsequently revoked, Executive will not continue to receive any Severance Benefits otherwise payable under subsection 1(a) above. Further, Executive shall be obligated to reimburse Sears for any portion of (i) the Salary Continuation paid during the Salary Continuation Period under subsection (1)(a)(i) herein, and (ii) the cost for the benefits provided during the Salary Continuation Period under subsection (1)(a)(ii) herein. A sample of this General Release and Waiver is provided as Exhibit A to this Agreement.
(h)        Exception Request. Notwithstanding the foregoing, Executive may request a waiver or a specific exception to the non-competition provisions of this Agreement by written request to the Vice President, Talent & Human Capital Services or Senior Vice President, General Counsel and Corporate Secretary (or the equivalent) of Sears. Such a request will be given reasonable consideration and may be granted, in whole or in part, or denied at Sears’ absolute discretion.
5.        Irreparable Harm. Executive acknowledges that irreparable harm would result from any breach by Executive of the provisions of this Agreement, including without limitation subsections 4(a), 4(b), 4(c) and 4(d), and that monetary damages alone would not provide adequate relief for any such breach. Accordingly, if Executive breaches or threatens to breach this Agreement, Executive consents to injunctive relief in favor of Sears without the necessity of Sears posting a bond. Moreover, any award of injunctive relief shall not preclude Sears from seeking or recovering any lawful compensatory damages which may have resulted from a breach of this Agreement, including a forfeiture of any future payments and a return of any payments and benefits already received by Executive.
6.        Non-Disparagement. Executive will not take any actions that would reasonably be expected to be detrimental to the interests of Sears or any Sears Affiliate, nor make derogatory statements, either written or oral to any third party, or otherwise publicly disparage Sears or any Sears Affiliate, its products, services, or present or former employees, officers or directors, and will not authorize others to make derogatory or disparaging statements on Executive’s behalf. This provision does not and is not intended to preclude Executive from entering into any relationship with a Sears Competitor or Sears Vendor after such relationship is permissible under subsection 4(c) or 4(d), respectively, nor does it preclude Executive from providing truthful testimony in response to legal process or governmental inquiry. Further, the Company will instruct the members of its Senior Management Team not to make derogatory statements, either written or oral to any third party, or otherwise publicly disparage Executive, and not authorize others to make derogatory or disparaging statements on Sears’ behalf.
7.        Cooperation. Executive agrees, without receiving additional compensation, to fully and completely cooperate with Sears, both during and after the period of employment with Sears or any Sears Affiliate (including any Salary Continuation Period), with respect to matters that relate to Executive’s period of employment, in all investigations, potential litigation or litigation in which Sears is involved or may become involved other than any such investigations, potential litigation or litigation between Sears and Executive. Sears will reimburse Executive for reasonable travel and out-of-pocket expenses incurred in connection with any such investigations, potential litigation or litigation.

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8.        Future Enforcement or Remedy. Any waiver, or failure to seek enforcement or remedy for any breach or suspected breach, of any provision of this Agreement by Sears or Executive in any instance shall not be deemed a waiver of such provision in the future.
9.        Acting as Witness. Executive agrees that both during and after the period of employment with Sears or any Sears Affiliate (including any Salary Continuation Period), Executive will not voluntarily act as a witness, consultant or expert for any person or party in any action against or involving Sears or any Sears Affiliate or corporate relative of Sears, unless subject to judicial enforcement to appear as a fact witness only.
10.        Breach by Executive. In the event of a breach by Executive of any of the provisions of this Agreement, including without limitation the non-competition provisions (Section 4) and the non-disparagement provision (Section 6) of this Agreement, the obligation of Sears or any Sears Affiliate to pay Salary Continuation or to provide other Severance Benefits under this Agreement will immediately cease and any Salary Continuation payments already received and the value of any other Severance Benefits already received will be returned by Executive to Sears. Further, Executive agrees that Sears shall be entitled to recovery of its attorneys’ fees and other associated costs incurred as a result of any attempt to redress a breach by Executive or to enforce its rights and protect its interests under the Agreement.
11.        Severability. If any provision(s) of this Agreement shall be found invalid, illegal, or unenforceable, in whole or in part, then such provision(s) shall be modified or restricted so as to effectuate as nearly as possible in a valid and enforceable way the provisions hereof, or shall be deemed excised from this Agreement, as the case may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law, as if such provision(s) had been originally incorporated herein as so modified or restricted or as if such provision(s) had not been originally incorporated herein, as the case may be.
12.        Governing Law. This Agreement will be governed under the internal laws of the state of Illinois without regard to principles of conflicts of laws. Executive agrees that the state and federal courts located in the state of Illinois shall have exclusive jurisdiction in any action, lawsuit or proceeding based on or arising out of this Agreement, and Executive hereby: (a) submits to the personal jurisdiction of such courts; (b) consents to the service of process in connection with any action, suit, or proceeding against Executive; (c) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction, venue or service of process; and (d) agrees not to file any action, suit, or proceeding against the Company based on or arising out of this Agreement in any forum except the state or federal courts located in the state of Illinois.
13.        Right to Jury. Executive agrees to waive any right to a jury trial on any claim contending that this Agreement or the General Release and Waiver is illegal or unenforceable in whole or in part, and Executive agrees to try any claims brought in a court or tribunal without use of a jury or advisory jury. Further, should any claim arising out of Executive’s employment, termination of employment or Salary Continuation Period (if any) be found by a court or tribunal of competent jurisdiction to not be released by the General Release and Waiver, Executive agrees to try such claim to the court or tribunal without use of a jury or advisory jury.

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14.        Employment-at-Will. This Agreement does not constitute a contract of employment, and Executive acknowledges that Executive’s employment with Sears or any Sears Affiliate is terminable “at-will” by either party with or without cause and with or without notice.
15.        Other Plans, Programs, Policies and Practices. If any provision of this Agreement conflicts with any other plan, programs, policy, practice or other Sears document, then the provisions of this Agreement will control, except as otherwise precluded by law. Executive shall not be eligible for any benefits under the Sears Holdings Corporation Master Transition Pay Plan or any successor severance plan or program.
16.        Entire Agreement. This Agreement, including any exhibits or appendices hereto, contains and comprises the entire understanding and agreement between Executive and Sears (including any Sears Affiliate) and fully supersedes any and all prior agreements or understandings between Executive and Sears with respect to the subject matter contained herein, and may be amended only by a writing signed by the Chief Executive Officer, Vice President, Talent & Human Capital Services or Senior Vice President, General Counsel and Corporate Secretary (or equivalent) of Sears.
17.        Confidentiality. Executive agrees that the existence and terms of the Agreement, including any compensation paid to Executive, and discussions with Sears (including any Sears Affiliate) regarding this Agreement, shall be considered confidential and shall not be disclosed or communicated in any manner except: (a) as required by law or legal process; (b) to Executive’s spouse or domestic partner, or (c) to Executive’s financial/legal advisors, all of whom shall agree to keep such information confidential.
18.        Tax Withholding. Any compensation paid or provided to Executive under this Agreement shall be subject to any applicable federal, state or local income and employment tax withholding requirements.
19.        Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other parties or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:
If to the Executive: At the most recent address on file at Sears.

If to Sears:     Sears Holdings Corporation
3333 Beverly Road
Hoffman Estates, Illinois 60179
Attention to both:     Vice President, Talent & Human Capital Services
Senior Vice President, General Counsel and Corporate
Secretary

20.        Assignment. Sears may assign its rights under this Agreement to any successor in interest, whether by merger, consolidation, sale of assets, or otherwise. This Agreement shall be binding whether it is between Sears and Executive or between any successor or assignee of Sears or affiliate thereof and Executive.
21.        Section 409A Compliance. To the extent that a payment or benefit under this Agreement is subject to Code Section 409A, it is intended that this Agreement as applied to that payment or benefit comply with the requirements of Code Section 409A, and the Agreement shall be administered and interpreted consistent with this intent.

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22.        Counterparts. This Agreement may be executed in one or more counterparts, which together shall constitute a valid and binding agreement.

IN WITNESS WHEREOF, Executive and Sears, by its duly authorized representative, have executed this Agreement on the dates stated below, effective as of the latest date set forth below.
EXECUTIVE        SEARS HOLDINGS CORPORATION

/s/ Stephan H. Zoll        BY: /s/ Tiffany Morris
Stephan H. Zoll         Tiffany Morris

March 24, 2016         March 24, 2016
Date        Date

March 2016

EXHIBIT A

NOTICE: YOU MAY CONSIDER THIS GENERAL RELEASE AND WAIVER FOR UP TO TWENTY-ONE (21) DAYS. YOU MAY NOT SIGN IT UNTIL ON OR AFTER YOUR LAST DAY OF WORK. IF YOU DECIDE TO SIGN IT, YOU MAY REVOKE THE GENERAL RELEASE AND WAIVER WITHIN SEVEN (7) DAYS AFTER SIGNING. ANY REVOCATION WITHIN THIS PERIOD MUST BE IMMEDIATELY SUBMITTED IN WRITING TO GENERAL COUNSEL, SEARS HOLDINGS CORPORATION, 3333 BEVERLY ROAD, HOFFMAN ESTATES, IL 60179. YOU MAY WISH TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS DOCUMENT.
GENERAL RELEASE AND WAIVER
In consideration of the severance benefits that are described in the attached Executive Severance Agreement, I, for myself, my heirs, administrators, representatives, executors, successors and assigns, do hereby release Sears Holdings Corporation, its current and former agents, subsidiaries, affiliates, related organizations, employees, officers, directors, shareholders, attorneys, successors, and assigns (collectively, “Sears”) from any and all claims of any kind whatsoever, whether known or unknown, arising out of, or connected with, my employment with Sears and the termination of my employment. This General Release and Waiver includes, but is not limited to, all claims under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866 (42 U.S.C. § 1981), the Civil Rights Act of 1991, the Age Discrimination in Employment Act, the Employee Retirement Income Security Act (“ERISA”), the Americans with Disabilities Act, the Rehabilitation Act of 1973, the Worker Adjustment and Retraining Notification Act, the Family and Medical Leave Act, the Equal Pay Act, and any other federal, state or local constitution, statute, regulation or ordinance, all common law claims including, but not limited to, claims for wrongful or retaliatory discharge, intentional infliction of emotional distress, negligence, defamation, invasion of privacy and breach of contract, and all claims under any Sears policy, handbook or practice, to the fullest extent permitted under the law.
This General Release and Waiver does not apply to any claims that may arise after the date I sign this General Release and Waiver. Also excluded from this General Release and Waiver are any claims that cannot be waived by law, including but not limited to (1) my right to file a charge with or participate in an investigation conducted by the Equal Employment Opportunity Commission and (2) my rights or claims to benefits accrued under benefit plans maintained by Sears and governed by ERISA. I do, however, waive any right to any monetary or other relief flowing from any agency or third-party claims or charges, including any charge I might file with any federal, state or local agency. I warrant and represent that I have not filed any complaint, charge, or lawsuit against Sears with any governmental agency or with any court.
I also waive any right to become, and promise not to consent to become a participant, member, or named representative of any class in any case in which claims are asserted against Sears that are related in any way to my employment or termination of employment at Sears, and that involve events that have occurred as of the date I sign this General Release and Waiver. If I, without my knowledge, am made a member of a class in any proceeding, I will opt out of the class at the first opportunity afforded to me after learning of my inclusion. In this regard, I agree

Return both pages of the signed General Release and Waiver

GENERAL RELEASE AND WAIVER (continued)
that I will execute, without objection or delay, an “opt-out” form presented to me either by the court in which such proceeding is pending, by class counsel or by counsel for Sears.
I have read this General Release and Waiver and understand all of its terms.
I have signed it voluntarily with full knowledge of its legal significance.
I have had the opportunity to seek, and I have been advised in writing of my right to seek, legal counsel prior to signing this General Release and Waiver.
I was given at least twenty-one (21) days to consider signing this General Release and Waiver. I agree that any modification of this General Release and Waiver Agreement will not restart the twenty-one (21) day consideration period.
I understand that if I sign the General Release and Waiver, I can change my mind and revoke it within seven (7) days after signing it by notifying the General Counsel of Sears in writing at Sears Holdings Corporation, 3333 Beverly Road, Hoffman Estates, Illinois 60179. I understand the General Release and Waiver will not be effective until after the seven (7) day revocation period has expired.
I understand that the delivery of the consideration herein stated does not constitute an admission of liability by Sears and that Sears expressly denies any wrongdoing or liability.

Date: SAMPLE ONLY - DO NOT DATE    Signed by: SAMPLE ONLY - DO NOT SIGN
Witness by: SAMPLE ONLY - DO NOT SIGN

Return both pages of the signed General Release and Waiver